Exhibit 24(b)(9) [ING STATIONERY] April 15, 2010

Members of the Board of Directors ReliaStar Life Insurance Company of New York 1475 Dunwoody Drive West Chester, PA 19380-1478

Re:	File Nos.: 333-85618; 811-07935
Prospectus Name: ING Empire Traditions

Ladies and Gentlemen:

In my capacity as Counsel for ReliaStar Life Insurance Company of New York (the “Company”), I have examined the Registration Statement on Form N-4 in connection with the registration under the Securities
Act of 1933, as amended to the date hereof, of an indefinite number of units of interest in Separate
Account NY-B of the Company (the “Account”). I am familiar with the proceedings taken and proposed to be taken in connection with the authorization, issuance and sale of units.

Based upon my examination and upon my knowledge of the corporate activities relating to the Account, it is my opinion that:

(1)	The Company was organized in accordance with the laws of the State of New York and is a duly authorized stock life insurance company under the laws of New York and the laws of those states in which the Company is admitted to do business;

(2)	The Account is a validly established separate investment account of the Company;

(3)	Under New York law, the portion of the assets to be held in the Account equals the reserve and other liabilities for variable benefits under variable annuity contracts to be issued by the Account, and such assets are not chargeable with liabilities arising out of any other business the Company conducts;

(4)	The units and the variable annuity contracts will, when issued and sold in the manner described in the registration statement, be legal and binding obligations of the
Company and will be legally and validly issued, fully paid, and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the registration statement.

Sincerely,

/s/ John S. Kreighbaum John S. (Scott) Kreighbaum Senior Counsel 1475 Dunwoody Drive West Chester, PA 19380-1478 Tel: 610-425-3404 Tel: 610-425-3404